Exhibit 10.24

CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into on November 11, 2019, between Acorda Therapeutics, Inc., a Delaware corporation (the "Company"), and Jane Wasman ("Consultant"). This Agreement shall be effective (the "Effective Date") as of January 1, 2020, subject to the terms and conditions below:

1.Separation from Service. Consultant shall continue to serve as President, International & General Counsel until December 31, 2019, which shall be her last day of employment with the Company (the "Employment Termination").

2.Services. During the Term (as defined below), Consultant shall perform such services (the "Services"), at such times and locations, as shall be mutually agreed between Consultant and the Company. Services shall not include providing legal advice, and Consultant will not be performing legal services for the Company during the Term. The parties intend that the Employment Termination shall be a separation from service under section 409A of the Internal Revenue Code ("Section 409A"), and, accordingly, Consultant shall provide Services under this Agreement at a level that is, on average, no more than 20 percent of the average level of services performed by Consultant for the Company over the 36-month period immediately preceding the Effective Date.

3.Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect through December 31, 2020 (the "Term"), unless sooner terminated by the Company under Section 4. This Agreement may be modified only by the written agreement of the Company and Consultant.

4.Termination. Both parties shall have the right to terminate this Agreement and/or any or all of the Services, at any time prior to the expiration of the Te1m, for any reason whatsoever or without reason, upon thirty (30) days prior written notice to the other party. However, Sections 6(ii)-(iv) shall survive termination of the agreement, except in the case of a te1mination of this Agreement for "Cause" (as defined in the employment agreement between Consultant and the Company (the "Employment Agreement")).

5.Payment/Fees. The Company will pay Consultant a fee for the Services actually performed by Consultant, at the hourly rate of $750. In addition, the Company will reimburse Consultant for reasonable out-of-pocket expenses actually incurred by Consultant in accordance with the Company's reimbursement policy applicable to employees. Consultant will invoice the Company for any such expenses no later than ten (10) business days after the end of each calendar quarter in which expenses are incurred. The Company shall pay invoices for the Services and/or expenses within thirty (30) days of receipt of such invoices.

6.Enhanced Vesting of Equity Awards and Severance Benefits.

(a)	Equity Awards. Each equity award granted by the Company to Consultant that is outstanding immediately prior to the Effective Date, shall be subject to the following terms:

(i)	Consultant shall continue to vest in such awards as if she remained employed by the Company during the Term.

(ii)

If an award is exempt from Section 409A on account of being settled no later than the deadline for a short-term deferral under Treasury Regulation section l.409A-1(b)(4) (the "Short-Term Deferral Deadline"), then such award shall be settled no later than the Short-Term Deferral Deadline (which is generally March 15 following the year in which there is no longer a substantial risk of forfeiture).

(iii)

If a change in control (as determined under the Employment Agreement) occurs during the Term or pursuant to an agreement entered into by the Company during the Term, Consultant shall vest in all of her outstanding equity awards at the time of the change in control.

(iv)	Consultant shall have the right to exercise all vested stock options for a period of twelve (12) months following the termination of this Agreement.

(b)

Enhanced Severance Benefits. If a change in control (as determined under the Employment Agreement) occurs during the Term or pursuant to an agreement entered into by the Company during the Term, Consultant shall be entitled to the cash severance benefits and COBRA coverage set forth in the Employment Agreement relating to a change in control, determined as if she terminated from employment involuntarily immediately following such change in control, except that: (i) the amount of the severance payments shall be reduced by the payments of severance previously made to Consultant; (ii) to the extent that severance payments were due prior to such change in control and such payments are subject to Section 409A, such payments shall continue to be made on the same schedule without regard to this paragraph; and (iii) the period of COBRA coverage shall be reduced by the amount of time that has passed between the Effective Date and the date of such change in control. For the avoidance of doubt, nothing in this paragraph shall result in a duplication of severance benefits.

7.Director & Officer Liability Insurance; Indemnification. During the Term, the Company will maintain Consultant as an insured, at the Company's expense, under the Director and Officer Liability Insurance policy applicable to Company directors and officers. In addition, Consultant shall be entitled to indemnification by the Company for losses (including any defense costs and attorneys' fees) incurred in connection with performance of the Services or her status as a consultant to the same extent as if Consultant were an officer of the Company during the Term.

8.Proprietary Information.

8.1The Proprietary Information Agreement, dated November 10, 2004, between Consultant and the Company (the "Proprietary Information Agreement"), which imposes, among other things, obligations on Consultant with respect to confidentiality and assignment of inventions, shall remain in full force and effect.

8.2Immediately upon the expiration or earlier termination of this Agreement, Consultant shall return to the Company all Confidential Information (including all copies thereof) then in the possession of Consultant.

9.Independent Contractor. Consultant agrees that, in Consultant's relationship with the Company under this Agreement, Consultant is acting in the capacity of an independent contractor.

10.Liability. The Company shall assume no liability for any loss, damage, cost or expense that may result from any gross negligence by Consultant in the performance or non-performance by Consultant of Services and obligations hereunder.

11.No Modifications. This Agreement may only be amended in an executed writing signed by the Company and Consultant.

12.Publicity. Neither party may use the name of the other party in any publicity or advertising nor issue a press release or otherwise publicize or disclose any information related to the existence of this Agreement or the terms and conditions hereof, without the prior written consent of the other party.

13.Section 409A. This Agreement shall be interpreted to ensure that the payments contemplated hereby to be made by the Company to Consultant are exempt from, or comply with, Section 409A. Nothing in this Agreement shall be interpreted to change the time or form of any payment that is subject to Section 409A.

14.Non-Waiver. No failure or delay on the part of either Consultant or the Company in exercising any right hereunder will operate as a waiver of, or impair, any such right.

15.Governing Law. This Agreement shall be governed by the laws of the State of New York.

16.Successors and Assigns. This Agreement is an agreement for personal services and Consultant shall not have the right to assign, subcontract or otherwise transfer any of Consultant's obligations or rights under this Agreement. This Agreement shall be assignable by the Company only with the prior written consent of Consultant. Subject to the foregoing, this Agreement shall inure to the benefit of each of the parties and their respective heirs, successors, assigns and personal representatives.

17.Notices. All notices requests or other communications given under this Agreement shall be (a) delivered by hand, or (b) sent by certified mail (return receipt requested), (c) sent by facsimile (with receipt confirmed by a machine-generated transmission record), (d) sent by e-mail (with receipt confirmed by reply e-mail), or (e) sent by a courier guaranteeing overnight delivery (with signature required) to the addresses or facsimile numbers listed below or as may subsequently in writing be requested:

lf to the Company: Acorda Therapeutics, Inc.

400 Saw Mill River Road

Ardsley, New York 10502 Attn: Ron Cohen

Email: rcohen@acorda.com

If to Consultant:

Jane Wasman

246 West End Avenue, Apt. 9C New York, NY 10023

Email: jwasman@nyc.rr.com

18.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties.

19.Counterparts. This Agreement (and any amendment, modification and waiver in respect hereof) may be executed by facsimile or other electronic transmission and in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one agreement binding on the parties.

20.Entire Agreement; Waiver. This Agreement, together with the Proprietary Information Agreement, constitute the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior agreements concerning such subject matter; provided, however, that, except as expressly set forth in this Agreement, nothing in this Agreement modifies Consultant's Employment Agreement or the benefits due thereunder. Nothing in this Agreement may be changed or modified, nor may anything be added to this Agreement, except as may be specifically agreed to in a subsequent writing executed by the parties. Neither party may waive compliance by the other party with any term or provision of this Agreement except by a writing signed by the party making such waiver. Either party's waiver of any breach or failure to enforce any of the terms and conditions of this Agreement at any time shall not in any way affect, limit, or waive such party's right thereafter to enforce and compel strict compliance with every term and condition hereof.

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The Company and Consultant have caused this Consulting Agreement to be duly executed and delivered as of the Effective Date.

Acorda Therapeutics, Inc.	Consultant
By: /s/ Ron Cohen	/s/ Jane Wasman
Ron Cohen	Jane Wasman
President and CEO